Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6108 Fax 913 696 6116 News Release

Yellow Corporation Appoints Dan Olivier as Chief Financial Officer

Olivier has served the Company for 25 Years

OVERLAND PARK, Kan. – Aug. 23, 2021 – Effective today, Yellow Corporation (NASDAQ: YELL) announces the appointment of Dan Olivier to the role of Chief Financial Officer. Olivier has served as Interim CFO since October 2020. He will maintain responsibility for corporate finance, treasury, investor relations, accounting, tax and risk management/internal audit functions at Yellow.

“With more than 25 years at the Company, and half of those years at the VP level, consistency in Dan’s leadership will allow a very seamless transition as he assumes the role of Chief Financial Officer,” said Darren Hawkins, Yellow CEO. “On behalf of Yellow’s executive leadership and board of directors, we are thrilled with the leadership and knowledge Dan has brought to the Company and we are excited to see Dan promoted to CFO as we continue making significant progress on our journey to One Yellow.”

Olivier became Interim CFO in Q4 of 2020, having most recently served as Vice President of Financial Planning and Analysis. Prior to that, Olivier was Vice President of Finance for more than 12 years. He has a Bachelor’s degree in Accounting from Trinity Christian College.

“While I do not expect much will change for me day-to-day, I’m extremely proud to step into the role of CFO, officially,” said Dan Olivier, Yellow CFO. “I look forward to leaning into my background that is focused heavily on operational finance and strategy to lead the financial aspects of our One Yellow transformation.”

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About Yellow Corporation

Yellow Corporation has one of the largest, most comprehensive logistics and less-than-truckload (LTL) networks in North America with local, regional, national, and international capabilities. Through its teams of experienced service professionals, Yellow Corporation offers industry-leading expertise in flexible supply chain solutions, ensuring customers can ship industrial, commercial, and retail goods with confidence. Yellow Corporation, headquartered in Overland Park, Kan., is the holding company for a portfolio of LTL brands including Holland, New Penn, Reddaway, and YRC Freight, as well as the logistics company HNRY Logistics.

Please visit our website at www.myyellow.com for more information.

Media Contacts:	Mike Kelley 913-696-6121 mike.kelley@myyellow.com	Heather Nauert heather.nauert@myyellow.com

Investor Contact:	Tony Carreño 913-696-6108 investor@myyellow.com